Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made as of the date of execution (the “Effective Date”), by and between Metaveco Inc., a corporation organized and existing under the laws of the State of Nevada with its principal place of business at 410 Peachtree Parkway, Suite 4245, Cumming, GA 30041, (together with its successors and assigns, the (“Company”), and Eddy Rodriguez, (“Executive”) collectively referred to as the (“Parties”), RECITALS

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, as the Company’s Senior Advisor.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

(a)	Employment and Term. The Company hereby agrees to employ Executive, and Executive hereby accepts employment by the Company, on the terms and conditions hereinafter set forth. Executive’s term of employment by the Company under this Agreement (the “Term”) shall commence on the Effective Date and end on the fifth (5) anniversary thereof, subject to automatic renewal of the Term for additional one-year periods unless either the Company or Executive gives the other party written notice of intent not to renew the Term not less than ninety (90) days before the date on which the Term otherwise would automatically renew. Notwithstanding the foregoing, the Term may be terminated earlier in accordance with Section 5.

2.	Position, Duties and Responsibilities, Location, and Commuting.

(a)	Position and Duties. During the Term, the Company shall employ Executive as Senior Advisor. Executive shall have, subject to the general direction of the Company’s Board of Directors (the “Board”), general overall authority and responsibility for the following;

(i)	Concept and development of new coffee bags / coffee cans

(ii)	Concept and development of new NFTs that feature memes related to coffee and blockchain

(iii)	Concept and development of new merchandise related to Boring Brew (ie. T-shirts, Coffee Mugs, Hats..)

(iv)	Facilitate partnership with existing NFT artist or NFT IP holders to develop new coffee products

(v)	Concept and development for new marketing campaigns related to Boring Brew / Bored Coffee Lab LLC

(vi)	Support managing Boring Brew / Bored Coffee Lab logistics

(b)	Executive shall also have such other duties, powers, and authority as are commensurate with his position as Senior Advisor. In this position, Executive shall report directly to Ryan Schadel, CEO.

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(c)	Services and Efforts. Executive agrees to devote his efforts, energies, and skill to the discharge of the duties and responsibilities attributable to his position and commensurate with the Base Salary, except as set forth herein, agrees to devote his professional time and attention to the business and affairs of the Company. Notwithstanding the foregoing, Executive shall be entitled to engage in (a) creation of other NFTs and any other intellectual property for his own personal profit, excluding any NFTs or other work for hire provided by him to the Company, (b) participate in other for-profit companies, businesses, or trade organizations at any time during the Term; provided that no venture compete directly with Boring Brew LLC or Bored Coffee Lab LLC, in each case to the extent such activities do not, either individually or in the aggregate, materially interfere with the performance of his duties and responsibilities to the Company.

(d)	Compliance with Company Policies. To the extent not inconsistent with the terms and conditions of this Agreement and with due regard for his or her or their position, Executive shall be subject to the Bylaws, policies, practices, procedures, and rules of the Company, including those policies and procedures set forth in the Company’s Code of Conduct and Ethics, but in no event shall anything in such documents be construed to expand the definition of Cause hereunder.

3.	Telecommuting. It is understood due to the nature of the work that the Executive will not have a primary place of work and may choose to work from his personal residence or any other location that suits his needs.

4.	Compensation.

(a)	Base Salary. During the Term, the Company shall pay to the Executive an annual salary of $30,000 (“Base Salary”). During the term of this agreement the Executive’s Base Salary will be reviewed yearly by the CEO of the Company, and the Executive, to consider increases in the Base Salary for each subsequent year after the first year. The first review will take place no later than one day after the yearly anniversary of this agreement. The Executive’s time commitment required will be the deciding factor for the increase of the Executive’s salary. The Base Salary shall be increased as of each anniversary of the Effective Date by agreement between the Executive and CEO of the Company. Executive’s Base Salary shall not be decreased (including after any increases pursuant to this Section without Executive’s written consent.

(b)	Equity/Bonus Incentive Plan. During the Term, the Company will award equity to the Executive as indicated by the following,

(i)	200,000 shares of Metavesco, Inc. common stock upon Boring Brew, LLC and Bored Coffee Lab, LLC exceeding a combined annual revenue of one million dollars ($1,000,000),

(ii)	300,000 shares of Metavesco, Inc. common stock upon Boring Brew, LLC and Bored Coffee Lab, LLC exceeding a combined annual revenue of three million dollars ($3,000,000),

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(iii)	500,000 shares of Metavesco, Inc. common stock and Three Hundred Thousand Dollars ($300,000) upon Boring Brew, LLC and Bored Coffee Lab, LLC exceeding a combined annual revenue of five million dollars ($5,000,000).

(iv)	During the five year period following the execution of this agreement, should Boring Coffee Lab, LLC and or Boring Brew, LLC be subsequently sold by Metavesco, Inc., Executive shall be entitled to receive 20% of net proceeds received by Metavesco, Inc. in said sale

(v)	If within a year after termination of this agreement or termination whether for without cause or executive good reason, the executive will receive the benefits of Section 4(b) if they are triggered within one year after the termination date.

5.	Benefits and Perquisites.

(a)	Fringe Benefits, Perquisites, and Paid Time Off. During the Term, Executive shall be entitled to participate in all fringe benefits and perquisites made available to other senior executives of the Company, such participation to be at levels, and on terms and conditions, that are commensurate with his or her or their position and responsibilities at the Company and that are no less favorable than those applicable to other senior executives of the Company. In addition, Executive shall be eligible for 30 days (about 4 and a half weeks) of paid time off (“PTO”) per calendar year in accordance with the Company’s vacation and PTO policy, inclusive of vacation days and sick days and excluding standard paid Company holidays, in the same manner as PTO days for employees of the Company generally accrue. Accrued and unused PTO days may be carried over to the following calendar year.

(b)	Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable business and travel expenses (including first class airplane travel) incurred in the performance of his or her or their job duties and the promotion of the Company’s business, promptly upon presentation of appropriate supporting documentation and otherwise in accordance with the expense reimbursement policy of the Company.

6.	Termination; Change in Control.

(a)	General. The Company may terminate Executive’s employment for Cause. Executive may terminate his employment at any time for Good Reason. The Company may terminate Executive’s employment without Cause, or Executive may terminate Executive’s employment without Good Reason, in each case, upon providing the other party at least thirty (30) days’ written notice thereof. Upon termination of Executive’s employment, Executive shall be entitled to the compensation and benefits described in this agreement to the extent applicable and shall have no further rights to any compensation or benefits from the Company. For purposes of this Agreement, the following terms have the following meanings:

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(i)	“Accrued Benefits” shall mean: (i) accrued but unpaid Base Salary through the Termination Date, payable within thirty days following the Termination Date; (ii) any equity earned but not issued with respect to the year preceding the year in which the Termination Date occurs, payable in accordance this agreement; (iii) any long-term incentive award (if applicable at the time due to any amendment of this agreement) earned but unpaid with respect to performance periods that ended in the year preceding the year in which Termination Date occurs, payable in accordance with the agreement; (iv) reimbursement for any unreimbursed business expenses incurred through the Termination Date payable within thirty days following the Termination Date; (v) accrued but unused PTO days; and (vi) all other payments, benefits, or fringe benefits to which Executive shall be entitled as of the Termination Date under the terms of this Agreement or any other applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant.

(ii)	“Cause” shall mean: (i) Executive’s refusal to perform, or repeated failure to undertake good faith efforts to perform, the duties or responsibilities reasonably assigned to Executive by the Board, which, if curable, is not cured within thirty days after Executive’s written receipt of notice thereof from the Company; (ii) Executive’s engagement in willful gross misconduct or willful gross negligence in the course of carrying out his or her or their duties that results in material economic or reputational harm to the Company; (iii) Executive’s conviction of or plea of guilty or nolo contendere to a felony; or (iv) a material breach by Executive of this agreement, which, if curable, is not cured within thirty days after Executive’s receipt of written notice thereof from the Company. Termination of Executive’s employment shall not be deemed to be for Cause unless Executive has had a reasonable opportunity, together with counsel, to respond to all relevant allegations upon which a contemplated termination for Cause is based.

(iii)	“Good Reason” shall mean any of the following that has not been approved in writing in advance by Executive: (i) a diminution of Executive’s titles, duties, responsibilities, or authorities as set forth in this Agreement or Executive being required to report to another person other than the CEO; (ii) a reduction in Executive’s Base Salary, annual cash bonus opportunity, or annual long-term incentive award opportunity, or failure to pay earned compensation; or a material breach by the Company of this Agreement or any equity award agreement. (iii) a termination of employment by Executive during the two-year period following the occurrence of an event or circumstance constituting Good Reason shall be deemed a termination for Good Reason under this Agreement. In addition, any termination of employment by Executive during the one-year period following a Change in Control shall be deemed to be a termination for Good Reason under this Agreement.

(iv)	“Change in Control” shall be considered to have occurred when there is a substantial change in the effective control of the Company.

(v)	“Disability” shall mean that Executive has been unable, with or without reasonable accommodation and due to physical or mental incapacity, to substantially perform his duties and responsibilities hereunder for 120 consecutive days.

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(vi)	“Severance Payments” shall mean a lump sum cash payment, payable on the Termination Date, equal to one year’s Base Salary at the annualized rate then in effect (or the rate that should be in effect but for any Base Salary diminution).

(vii)	“Termination Date” shall mean the date on which Executive’s employment hereunder terminates in accordance with this Agreement (which, in the case of a notice of non-renewal of the Term in accordance with the agreement, shall mean the date on which the Term expires).

(b)	Termination for Cause or Termination by Executive Without Good Reason. In the event that Executive’s employment hereunder is terminated by the Company for Cause or by Executive without Good Reason, which shall include a non-renewal of the Term by Executive, Executive shall be entitled to receive the Accrued Benefits.

(c)	Termination Without Cause or Termination by Executive for Good Reason. In the event that Executive’s employment hereunder is terminated by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive the Accrued Benefits and the Severance Payments, except as otherwise provided pursuant to the agreement.

(d)	Termination Without Cause or Termination by Executive for Good Reason Due to a Change in Control. In the event that Executive’s employment hereunder is terminated by the Company without Cause or by Executive for Good Reason within two years following or six months prior to a Change in Control, Executive shall receive the Accrued Benefits and the Severance Payments. In the event the conditions of Section 4(b)(iv) are triggered, payment terms described within will be made in lieu of the Severance Payments.

(e)	Termination Due to Death or Disability. In the event that Executive’s employment hereunder is terminated due to Executive’s death or Disability, Executive shall receive the Accrued Benefits.

(f)	Return of Company Property. Upon termination of Executive’s employment for any reason or under any circumstances, Executive shall promptly return any and all of the property of the Company and any Affiliates (including, without limitation, all computers, keys, credit cards, identification tags, documents, data, confidential information, work product, and other proprietary materials), and other materials. Executive may retain Executive’s rolodex and similar address books provided that such items only include contact information.

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(g)	Post-Termination Reasonable Cooperation. Executive agrees and covenants that, following the Term, Executive shall, to the extent reasonably requested by the Company, cooperate in good faith with the Company to assist the Company in the pursuit or defense of (except if Executive is adverse with respect to) any claim, administrative charge, or cause of action by or against the Company as to which Executive, by virtue of his or her or their employment with the Company or any other position that Executive holds that is affiliated with or was held at the request of the Company or its Affiliates, has relevant knowledge or information, including by acting as the Company’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum. The Company shall reimburse Executive for his or her or their reasonable out-of-pocket expenses incurred in compliance with this Section 6(g) including any reasonable travel expenses and reasonable attorneys’ fees incurred by Executive and, in the event that Executive is required to spend substantial time on such matters, the Company shall compensate Executive at an hourly rate of $100 per hour. The Company shall use reasonable business efforts to provide Executive with reasonable advance written notice of its need for Executive’s reasonable cooperation and shall attempt to coordinate with Executive the time and place at which Executive’s reasonable cooperation shall be provided with the goal of minimizing the impact of such reasonable cooperation on any other material pre-scheduled business commitment that Executive may have. Executive’s cooperation described in this Section shall be subject to the maintenance of the indemnification provided under Section 7 hereof.

7.	Indemnification.

(a)	Indemnification. If Executive is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any Proceeding (as hereinafter defined) by reason of the fact that Executive is or was a director, officer, shareholder, employee, agent, trustee, consultant, or representative of the Company or any of its Affiliates or is or was serving at the request of the Company or any of its Affiliates, or in connection with his or her or their service hereunder as a director, officer, shareholder, employee, agent, trustee, consultant, or representative of another Person, or if any Claim (as hereinafter defined) is made, is threatened to be made, or is reasonably anticipated to be made, that arises out of or relates to Executive’s service in any of the foregoing capacities, then Executive shall promptly be indemnified and held harmless to the fullest extent permitted or authorized by any Company arrangement, or if greater, by applicable law, against any and all costs, expenses, liabilities, and losses (including, without limitation, advancement and payment of attorney’s and other professional fees and charges, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, with such legal fees advanced to the maximum extent permitted by law) incurred or suffered by Executive in connection therewith or in connection with seeking to enforce his or her or their rights under this Section, and such indemnification shall continue even if Executive has ceased to be a director, officer, shareholder, employee, agent, trustee, consultant, or representative of the Company or other Person and shall inure to the benefit of his or her or their heirs, executors, and administrators.

(b)	Definitions. For purposes of this Agreement, the following terms shall have the following meanings: “Affiliate” of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; “Claim” shall mean any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information; “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity; and “Proceeding” shall mean any threatened or actual action, suit, or proceeding, whether civil, criminal, administrative, investigative, appellate, formal, informal, or other.

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8.	Other Tax Matters.

(a)	Withholding. The Company shall withhold all applicable federal, state, and local taxes, social security, and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive pursuant to this Agreement.

(b)	Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from, or in the alternative, comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the published guidance thereunder (“Section 409A”). A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “Termination Date” or like terms shall mean “separation from service.” Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A on the date of Executive’s “separation from service,” any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (a) the date which is six months after Executive’s “separation from service” for any reason other than death, or (b) the date of Executive’s death. All tax gross-up payments provided under this Agreement or any other agreement with Executive shall be made or provided by the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes, in accordance with the requirements of Section 409A.

(c)	Section 409A Gross-Up. The Company acknowledges and agrees that if any payment, award, benefit, or distribution (or any acceleration of any payment, award, benefit, or distribution) made or provided to Executive or for Executive’s benefit in connection with this Agreement, or Executive’s employment with the Company or the termination thereof (the “Payments”) are determined to be subject to the additional taxes, interest, or penalties imposed by Section 409A, or any interest or penalties with respect to such additional taxes, interest, or penalties (such additional taxes, together with any such interest and penalties, are referred to collectively as the “Section 409A Tax”), then Executive will be entitled to receive an additional payment (a “409A Gross-Up Payment”) from the Company such that the net amount Executive retains after paying any applicable Section 409A Tax and any federal, state, or local income or FICA taxes on such 409A Gross-Up Payment, shall be equal to the amount Executive would have received if the Section 409A Tax were not applicable to the Payments. Unless otherwise agreed in writing by Executive and the Company, all determinations of the Section 409A Tax and 409A Gross-Up Payment, if any, will be made by an independent “big four” accounting firm designated by the Company, and such accounting firm shall be instructed to provide the Company and Executive with a written opinion of any determination such accounting firm has been requested to provide. The Company shall be responsible for such accounting firm’s fees. For purposes of determining the amount of the 409A Gross-Up Payment, if any, Executive will be deemed to pay federal income tax at the actual marginal rate of federal income taxation in the calendar year in which the total Payments are made and state and local income taxes at the actual marginal rate of taxation in the state and locality of Executive’s residence on the date the total Payments are made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes. If the Section 409A Tax is determined by the Internal Revenue Service, on audit or otherwise, to exceed the amount taken into account hereunder in calculating the 409A Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the 409A Gross-Up Payment), the Company shall make another 409A Gross-Up Payment in respect of such excess (plus any interest, penalties, or additions payable by Executive with respect to such excess). The Company and Executive shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Section 409A Tax with respect to the total Payments. The 409A Gross-Up Payments provided to Executive shall be made no later than the tenth business day following the last date the Payments are made but in all events within the time period specified in Section.

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(d)	Separation from Service. After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

(e)	Reimbursements. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. To the extent that any reimbursements are taxable to Executive, such reimbursements shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Reimbursements shall not be subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.

(f)	Parachute Payments; Gross-Up. Anything in this Agreement to the contrary notwithstanding, in the event that Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, or any arrangement or agreement with any person whose actions result in a change of ownership or effective control or a change in the ownership of a substantial portion of the assets of the corporation covered by Code Section 280G(b)(2) (a “280G Change in Control”), or any person affiliated with the Company or such person) as a result of a 280G Change in Control (collectively the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Code Section 4999, the Company shall pay to Executive at the time specified below (i) an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and for local income or payroll tax upon the Gross-Up Payment provided for by this paragraph, but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments and (ii) an amount equal to the product of any deductions disallowed for federal, state, or local income tax purposes because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income multiplied by Executive’s actual marginal rate of federal, state, or local income taxation, respectively, for the calendar year in which the Gross-Up Payment is to be made.

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(i)	Unless otherwise agreed in writing by Executive and the Company, all determinations of the Company Payments and the Gross-Up Payments, if any, will be made by an independent “big four” accounting firm designated by the Company with Executive’s approval (the “Accountant”), and the Accountant shall be instructed to provide the Company and Executive with a written opinion of any determination the Accountant has been requested to provide.

(ii)	For purposes of determining the amount of the Gross-Up Payment, Executive’s actual U.S. federal income tax rate in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at Executive’s actual rate of taxation in the state and locality of Executive’s residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year, shall be used.

(iii)	In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

(iv)	The Gross-Up Payment or portion thereof provided for above shall be paid not later than the sixtieth day following a 280G Change in Control which subjects Executive to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting Executive to the Excise Tax. Notwithstanding any other provision of this Agreement, all Gross-Up Payments under this Section shall be paid pursuant to Section 8(b) of the Agreement. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Code Section 1274(b)(2)(B)).

(v)	The Company shall be responsible for all charges of the Accountant.

(vi)	The Company and Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this provision.

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9.	Notices. Except as otherwise specifically provided herein, any notice, consent, demand, or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given when delivered personally, when transmitted by facsimile transmission, one day after being deposited with Federal Express or other nationally recognized overnight delivery service, or three days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office and, if to Executive, their provided address set forth following Executive’s signature below. Either party may change such address from time to time by notice to the other.

10.	Governing Law; Forum; Attorneys’ Fees and Costs. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Florida, without giving effect to any choice of law rules or other conflicting provision or rule that would cause the laws of any jurisdiction to be applied. The parties each submit to the exclusive jurisdiction of the federal courts (or state courts if federal jurisdiction is lacking) located within . In the event of a lawsuit or other legal proceeding arising out of or related to this Agreement in which Executive prevails (as determined by the deciding court), the Company shall reimburse Executive for Executive’s reasonable attorneys’ fees and costs incurred in connection with such lawsuit or legal proceeding, in addition to any other relief to which Executive may be entitled.

11.	Amendments; Waivers. This Agreement may not be modified or amended or terminated except by an instrument in writing, signed by Executive and a duly-authorized officer of the Company (other than Executive). By an instrument in writing similarly executed (and not by any other means), either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. To be effective, any written waiver must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

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12.	Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any Company arrangement, the provisions of this Agreement shall control, unless Executive and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement that is being waived.

13.	Assignment. Except as otherwise specifically provided herein, neither party shall assign or transfer this Agreement nor any rights hereunder without the consent of the other party, and any attempted or purported assignment without such consent shall be void; provided, however, that any assignment or transfer pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the business and assets of the Company shall be valid, so long as the assignee or transferee (a) is the successor to all or substantially all of the business and assets of the Company, and (b) assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. Executive’s consent shall be required for any such transaction. This Agreement shall otherwise bind and inure to the benefit of the parties hereto and their respective successors, penalties, assigns, heirs, legatees, devisees, executors, administrators, and legal representatives.

14.	Voluntary Execution; Representations. Executive acknowledges that (a) Executive has consulted with or has had the opportunity to consult with independent counsel of their own choosing concerning this Agreement and has been advised to do so by the Company, and (b) Executive has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on Executive’s own judgment and without duress. The Company represents and warrants that it is fully authorized, by any person or body whose authorization is required, to enter into this Agreement and to perform its obligations hereunder.

15.	Headings. The headings of the Sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

16.	Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

17.	Beneficiaries/References. Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Executive’s death by giving written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate, or other legal representative.

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18.	Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties shall survive any termination of Executive’s employment.

19.	Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or arbitrator to be invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited, or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

20.	No Mitigation/No Offset. Executive shall be under no obligation to seek other employment or to otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts or benefits due to Executive under this Agreement or otherwise on account of any claim (other than any preexisting debts then due in accordance with their terms) the Company may have against Executive or any remuneration or other benefit earned or received by Executive after such termination.

21.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.

22.	Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings, and agreements between the parties, regarding the subject matter of this Agreement.

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Metavesco INC.

By:
Ryan Schadel, CEO
Dated:

EXECUTIVE

By:
Eddy Rodriguez
Dated:

Address for Notices: [executive address]

With a Copy to: Lanton Law, 2001 L Street N.W., Suite 500

Washington, D.C. 20036

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